EXHIBIT 99.1

VELOCITY EXPRESS RECEIVES NOTICE OF COMPLIANCE WITH NASDAQ VOTING RIGHTS RULE

WESTPORT, Conn., February 18, 2009 — On February 13, 2009, Velocity Express Corporation (NASDAQ: VEXP), the nation’s largest provider of time definite regional delivery solutions, received a letter of determination from NASDAQ’s Listing Qualifications Department that the Company had regained compliance with NASDAQ’s voting rights rule, as provided under Marketplace Rules 4351.

On September 15, 2008, NASDAQ notified the Company that it was not in compliance with NASDAQ’s voting rights rule due to the appointment of two representatives to the Company’s Board of Directors by senior lenders to the Company. On October 10, 2008, the two lender representatives resigned from the Board and the Company thereafter confirmed that it would take no further action regarding the lenders’ director representation rights. Accordingly, NASDAQ advised the Company in its February 13, 2009 letter that the Company had regained compliance with Rule 4351 and that the matter is now closed.

About Velocity Express

Velocity Express has one of the largest time definite nationwide delivery networks, providing a national footprint for customers desiring same day service throughout the United States. The Company’s services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system that enables customers to view the status of any package via a flexible web reporting system.

Contact:

Velocity Express Corporation

Edward W. (Ted) Stone

203-349-4199

tstone@velocityexp.com

or

Institutional Marketing Services (IMS)

John G. Nesbett/Jennifer Belodeau

203-972-9200

jnesbett@institutionalms.com